Exhibit 10.20

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), entered into as of the 28th day of February 2006 and effective as of the 1st day of March 2006 (the “Effective Date”) by and between Azur Holdings, Inc., a Delaware company (“Corporation”), and Donald Goree (the “Executive”).

Recitals

A. Executive has certain expertise in real estate development business and the public equities markets.

B. The Corporation desires to engage the Executive as an executive to the Corporation.

C. The Executive and the Corporation desire to enter into this Agreement in accordance with the terms and conditions set forth herein below.

D. This Agreement shall supersede and replace all prior employment and consulting agreements between the Corporation and the Executive.

NOW, THEREFORE, in consideration for the mutual covenants and promises contained herein, and other good and valuable considera-tion, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
EXECUTIVE SERVICES. During the term of this Agreement, the Executive shall serve as Chairman of the Board of Directors and Chief Executive Officer of the Corporation (collectively the “Position”) and shall perform all duties commensurate with the Position and as may reasonably be assigned to his from time to time by the Board of Directors of the Corporation (“the “Directors”) or their designee. The Executive shall use his best efforts, skills and abilities to promote the interests of the Corporation and to diligently and competently perform faithfully and efficiently the duties of the Position. Executive acknowledges that he may need to spend time traveling from time to time working on Corporation projects. The Executive shall, during the term of this Agreement, devote his full-time efforts, attention and energies to the performance of his duties hereunder.

During the term of this Agreement Executive shall be required to comply with all corporate procedures and policies developed by the Board of Directors of the Corporation.

2.
TERM. The term of the Agreement will commences on the Effective Date (the “Commencement Date”), and shall continue for a period of 6 months from the Commencement Date, ending on the final day of the 6th month following the Commencement Date (the “Initial Term”). This Agreement may thereafter be renewed, by written notice to the Executive delivered to Executive 90 days prior to the expiration of the Initial Term or the Renewal Term, as the case may be, at the option of the Corporation for an addition six (6) month term (“Renewal Term”). If this Agreement is renewed, the Renewal Term shall commence on the first (1st) day following the expiration of the Initial Term.

3.	COMPENSATION. The full annual compensation for the services to be rendered by Executive hereunder shall be comprised of the following:

Salary. The Executive’s salary shall be Three Hundred Sixty Thousand Dollars ($360,000) per annum (“Salary”) payable on the 15th and last day of each month in arrears, in accordance with Corporation’s standard payroll practices.

4.	TERMINATION.

4.1	Termination By Corporation For Cause. The Agreement may be terminated by the Corporation for cause by the Board. For the purposes of this Agreement the term “Cause” means the Executive’s:

(a) willful appropriation or conversion for his own use of property or money belonging to the Corporation;

(b) material violation of this Agreement, which is not cured within ten (10) days after written notice by the Corporation to the Executive;

(c) substance abuse and/or refusal to submit to periodic substance screening tests as determined by the Corporation from time to time;

(d) commission of fraud, embezzlement, theft or other crimes, in any case, whether or not involving the Company, that in the reasonable opinion of the Board, render the executive’s employment harmful to the Corporation;

(e) commission of a felony; and

(d) in the occurrence a case is brought forth against the Executive for violation of any securities or corporate laws.

In the event the Executive is terminated for Cause, the Corporation shall pay the Executive his Salary through the date of termination and, no other benefits hereunder shall be paid to Executive.

4.2.
Termination By Corporation Without Cause. The Corporation may terminate the Agreement without Cause by the Board. In the event the Executive is terminated for any reason other than “Cause” as defined in Section 4.1, as the Executive’s sole remedy and severance. the Executive shall be entitled to continue receiving his Salary for the period consisting of the shorter of: (i) six (6) months after date of termination; or, (ii) the remaining balance of the Initial Term or Additional Term, as the case may be, of this Agreement then in effect, and the Executive shall receive any bonuses which have accrued pursuant to this Agreement as of the date of termination.

4.3.
Termination By Executive For Good Reason. The Agreement may be terminated by the Executive for Good Reason. For the purpose of this Agreement, the term “Good Reason” means the Corporation’s material violation of this Agreement, which is not cured within ten (10) days after written notice of the violation by the Executive to the Corporation, or if the Corporation takes any actions, without the Executive’s consent, which may be deemed to be a material violation of any applicable local, state or federal laws, regula-tions or codes.

In the event the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to continue receiving his Salary for the period consisting of the shorter of: i) the balance of the term of this Agreement, as if this Agreement had not been terminated; or, ii) six (6) months after date of termination, and the Executive shall receive any bonuses which have accrued as of the date of termination.

4.4.	Termination By Executive Without Good Reason. The Executive may not terminate the Agreement at any time without Good Reason

4.5
Death. In the event of Executive's death during the term of this Agreement, the Corporation shall have no further obligations to make payments or otherwise under this Agreement, except that the Corporation shall pay to Executive's estate within ten (10) days after the date of Executive's death (i) any accrued unpaid Salary to which Executive was entitled as of the date of death; (ii) any amounts due to Executive as of the date of death as reimbursement of expenses under Section 5.6 below; and, , and the Executive’s estate shall receive any bonuses which have accrued.

4.6
Disability. If Executive becomes unable due to a mental or physical disability to perform the services required of Executive pursuant to this Agreement, as determined in good faith by the Board, for an aggregate of six (6) months in any twelve (12) month period (a "Disability"), the Corporation, at its option, may terminate Executive's employment hereunder (the date of such termination, the "Disability Date"), and, thereafter, Executive shall not be deemed to be employed under this Agreement and the Corporation shall have no further obligations to make payments or otherwise under this Agreement. In the event of a Disability, the Corporation shall pay to Executive within ten (10) days after the Disability Date (i) any unpaid accrued Salary as of the Disability Date, (ii) any amount due to Executive as of the Disability Date as reimbursement of expenses under Section 5.6, and, (iii) the Executive shall receive any bonuses which have accrued as of the date of termination. Nothing in this Agreement is intended to cause the Corporation to be in violation of the Americans with Disabilities Act.

5.	BENEFITS. The Executive shall be entitled to the following benefits in addition to those provided to all other employees of the Corporation:

5.1.
Vacation. Executive shall be entitled to reasonable paid vacation periods, not exceeding ten (10) working days during the term hereof, in addition to any legal holidays recognized by the Corporation. Vacation days must be taken during the corresponding calendar year and may not be accumulated from year to year. Vacation schedules must be agreed upon with the Chairman of the Board of Directors to ensure competent management of the Corporation in the Executive's absence.

5.2.	Pension Plan. The Executive will participate in any pension plan provided by the Corporation to its other executives.

5.3.	Health Insurance. The Corporation agrees to provide Executive with health insurance which shall be paid on the Thirtieth (30) Day of each month.

5.4.
Reimbursement of Expenses. During the Term of this Agreement, the Executive shall be entitled to reimbursement for reasonable business expenses incurred by the Executive on behalf of the Corporation in connection with the performance of his services under this Agreement within 15 days of submission of reasonable supporting documentation. The Corporation shall use its best efforts to supply Executive with a business expenses credit card. For purposes of this Agreement the term “business expenses” shall mean food and lodging while Executive travels on Corporation business, equivalent to Executive’s current standard of living, and reasonable travel expenses. First Class travel on all domestic and transatlantic flights shall be deemed reasonable.

5.5.
Other Benefits. During the term of the Agreement, Executive shall be entitled to participate in any insurance programs, stock option plans, bonus plans, pension plans and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of the Corporation’s employees of comparable rank and status as Executive, subject to the provisions of such plans and programs.

5.6. Taxes. The Executive shall be responsible for all his personal tax liabilities as to all taxable benefits received by the Executive from the Corporation hereunder.

6.
OWNERSHIP OF INFORMATION AND DOCUMENTS. Executive shall promptly communicate and disclose to the Corporation on request all information obtained by him in the course of his employment relating to the business of the Corporation. All written reports, recommendations, advice, records, documents and other materials prepared or obtained by Executive or coming into his possession during his employment hereunder which relate to the performance by the Corporation or its business shall be the sole and exclusive property of the Corporation and, at the end of Executive's employment hereunder, or at the request of the Board of Directors during the period of Executive's employment hereunder, Executive shall promptly deliver all such written materials to the Corporation. Executive shall prepare and submit to the Corporation such regular periodic reports as the Board of Directors may request with respect to the acti-vities undertaken by him or conducted under his direction in con-nection with the business of the Corporation during his employment hereunder. Such reports and the information contained therein shall be and remain the sole property of the Corporation.

(a) Continued Assistance. The Executive must assist the Corporation at such reasonable times as the Corporation may request, subject to reasonable availability, with respect to any continuing matters respecting the business of the Corporation, and he must assist the Corporation in maintaining relationships with those persons and firms with whom the Corporation has been doing business, including clients, vendors and others useful to the Corporation. If the Executive’s employment with the Corporation has been terminated, the Executive will be reimbursed for all expenses incurred on behalf of the Corporation and will receive compensation on an hourly basis at a rate no less than $300.00 per hour.

(b) Confidentiality. Except for information in the public domain and information authorized by the Corporation to be disclosed, the Executive must not, for any reason or in any manner whatsoever use, communicate, divulge or otherwise exploit for his own benefit or for the benefit of any other person or entity any name, address or other sensitive business information concerning any employee, agent, client or any other confidential information of the Corporation or concerning any trade secret or information of a confidential nature relating but not limited to the ownership, operation or management of the business of the Corporation (including, without limitation, financial affairs, services, employees, employees' compensation, business strategies and contractual relationships). Information described in the preceding sentence is referred to collectively herein as "Restricted Information."

(c) Non-Interference. The Executive must not, for any reason or in any manner whatsoever interfere with the Corporation's relationship with their Clients, employees, agents or referral sources. Without limiting the definition of "interference" and by way of example only, the following are agreed to constitute interference within the meaning of this Agreement if done without the express written consent of the Corporation, unless conducted within the normal scope of the Executive's managerial duties for the benefit of the Corporation; (i) using or disclosing Restricted Information in any discussion or contacts with employees, agents or referral sources; (ii) commenting on the business practices, procedures or policies of the Corporation to any employee, agent or referral source of the Corporation; or, (iii) seeking to employ or engage or assisting any other person seeking to employ or engage any employee of the Corporation.

9.
NOTICES. All notices hereunder shall be given in writing by registered or certified mail, postage prepaid, addressed to the parties at the following respective addresses, or at such other address as may from time to time be designated by either party to the other hereunder or by hand delivery or telecopy indicating receipt as follows:

To the Executive:

Donald H. Goree
757 SE 17th ST. #301
Ft. Lauderdale, FL 33316

To the Corporation:

Azur Holdings Inc.
101 NE. 3rd Avenue, Suite 1220
Ft. Lauderdale, FL 33301

10.
SPECIFIC PERFORMANCE. The parties hereto acknowledge and agree that the executive and managerial services to be rendered by Executive hereunder are of such a special, unique and extraordinary character that it gives them a peculiar value impossible to replace and for the loss of which the Corporation cannot be reasonably or adequately compensated in damages, and Executive acknowledges and agrees that a breach by him of the provisions of Sections 6, 7 or 8 of this Agreement hereof will cause the Corporation irreparable injury and damage. Executive, therefore, expressly agrees that the Corporation shall be entitled to injunctive and/or other equitable relief to prevent a breach of Sections 6, 7 or 8 of this Agreement and to secure their enfor-cement. Nothing herein shall be construed as a waiver by the Corporation of any right it may now have or hereafter acquire to monetary damages by reason of any injury to its property, busi-ness or reputation arising out of any wrongful act or omission of Executive.

11.
ENTIRE AGREEMENT. All prior negotiations of the parties or any party relating to the subject matter hereof, have been merged in and are superseded by this instrument, and contain the entire Agreement of the parties, and there are no promises, agreements, understandings, representations, warran-ties or conditions of any nature not set forth in these instruments, made as an inducement to the execution hereof or otherwise.

12.
NO WAIVERS. No failure by either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by either party preclude any other or future exercise of that right or any other right hereunder by that party.

13.
SEVERABILITY. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement, or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

14.	APPLICABLE LAW. This Agreement shall be construed under and governed by the law of Florida.

15.
ASSIGNMENT. This Agreement, and the rights conferred hereby, shall not be assignable, in whole or in part, by either party, except that the Corporation may assign this Agreement to, and it shall be binding upon, any person, firm or company with which the Corporation may be merged or consolidated or which may acquire all or substantially all of the assets of the Corporation.

16.	AMENDMENT. This Agreement may not be amended, terminated or super-seded except by an agreement in writing between the Corporation and Executive.

17.	COUNTERPARTS. This Agreement may be executed in one or more counter-parts, each of which shall be deemed an original hereof but all of which together shall constitute one and the same document.

18.	NO VERBAL AGREEMENTS. There are and there will be no verbal agreements in any way modifying the terms of this Agreement.

19.
INDEPENDENT LEGAL COUNSEL. The Executive and Corporation hereby represents that they have employed their own independent legal counsel and tax advisors to review and advise their respective positions with respect to legal and tax consequences of this Agreement. Neither party has not solicited or relied on the other’s legal or tax advisors for any advice with respect to this Agreement.

20.
ARBITRATION. Except any dispute under which the remedy of specific performance is sought under Section 10, hereof, all disputes arising in connection with this Agreement will be finally settled under the rules of the American Arbitration Association (the “Rules”), by three arbitrators, one to be selected by the Corporation, one to be selected by the Executive, and one selected by the arbitrators selected by the Executive and Corporation. The selection of the arbitrators will be in accordance with the Rules. The place of arbitration will be in Miami, Florida. The procedural law applicable to the dispute will be the Florida Rules of Civil Procedure. The substantive law applicable to the merits of the case will be the Florida law as in effect at the date of this Agreement. The parties agree that the award of the arbitrators: will be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators; that it will be made and will promptly be payable in U.S. dollars free of any tax, deduction or offset; and that any costs, fees or taxes, including attorneys' fees, paralegal and law clerk fees, incident to enforcing the award will, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award will include interest from the date of any damages incurred for the breach or other violation of the Agreement, and from the date of the award until paid in full, at a rate to be fixed by the arbitrators, but in no event less than the London Interbank Offering Rate (“LIBOR”) per annum quoted for the corresponding period by Chase Manhattan Bank in the London Interbank Market of the United States Dollars for immediately available funds; provided, however, that in no event will the rate of interest chargeable or collectible on any such award exceed the highest lawful rate permitted from time to time under Florida law. For purposes of determining the highest lawful rate, under Florida law, the parties hereby select the “indicated rate ceiling” as in effect from time to time during the periods in which such award remains unpaid. All notices by one party to the other, in connection with the arbitration, must be in writing and must be deemed to have been duly given or made if delivered, mailed by registered air mail, return receipt requested, or telecopied to their addresses shown in the Corporation's books and records.

21.	RECITALS. The recitals set forth on the first page of this Agreement are true and correct and are incorporated herein by reference.

22.
ATTORNEYS' FEES. In the event judicial or ad-ministrative proceedings or action is brought by one party against another party with respect to the interpretation or enforcement of this Agree-ment, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees, paralegal and law clerk fees, at the investigative, pre-trial, trial administrative, bankruptcy and appellate levels.

23.
EXECUTIVE’S REPRESENTATIONS AND WARRANTIES. The Executive represents and warrants that he is legally free to make and perform this Agreement, that he has no obligation to any other person or entity that would affect or conflict with any of his obligations hereunder, and the complete performance of his obligations hereunder will not violate any law, regulation, order, or decree of any governmental or jurisdictional body or contract by which he is bound.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

In the presence of:	COMPANY:

AZUR HOLDINGS INC.

/s/ Albert Lazo	By:	/s/ Donald Winfrey
Witness		Donald Winfrey, President

EXECUTIVE:

/s/ Albert Lazo	By:	/s/ Donald Goree
Witness		Donald H. Goree